Exhibit 99.1

FOR IMMEDIATE RELEASE

National Interstate Corporation Announces

2005 First Quarter Financial Results

RICHFIELD, OHIO, May 12 — National Interstate Corporation (NASDAQ: NATL) today reported net income for the first quarter ended March 31, 2005 of $7.2 million ($.39 per share) compared to $5.0 million ($.32 per share) for the 2004 first quarter. The 43.6% increase in the 2005 net income reflects higher profits from operations and investments.

Gross premiums written for the 2005 first quarter of $103.6 million grew 16.5% compared with the same quarter last year. This increase was primarily attributable to volume growth in our alternative risk transfer and specialty personal lines products. Net premiums written for the 2005 first quarter of $73.6 million grew 30.3% compared to the same quarter last year. The higher growth rate in net premiums written compared to gross premiums written reflects increased participation in the loss layers ceded under our traditional transportation and alternative risk transfer reinsurance agreements.

Premiums earned for the 2005 first quarter of $43.2 million grew 30.9% compared to the same quarter last year. The 2005 first quarter GAAP combined ratio was 80.6%, 3.1 points better than the 2004 first quarter. This improvement reflects a 3.2 point decrease in the GAAP underwriting expense ratio as fixed expenses increased at a slower rate than our revenue growth. The losses and loss adjustment ratio for the 2005 first quarter of 60.4% was comparable to the same quarter last year.

Net investment income for the 2005 first quarter of $2.7 million grew 51.8% compared to the same quarter last year. This increase reflects a 48.4% increase in average net invested assets in 2005 attributable to the growth in premiums written and the proceeds net of debt repayment of $25.4 million from our initial public offering completed in February 2005.

Commenting on the results, Alan Spachman, Chairman and President of National Interstate Corporation, said, “All aspects of our business compared favorably to the prior year. We are pleased with our earnings and premium growth. We will continue to focus on maintaining our underwriting discipline through appropriate risk selection and adequate pricing.”

About National Interstate Corporation

National Interstate Corporation (the “Company”), founded in 1989, is a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. The Company differentiates itself within its markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. The Company’s products include property and casualty insurance for transportation companies, group captive insurance programs for transportation companies (alternative risk transfer), specialty personal lines, primarily recreational vehicle and watercraft coverage, and transportation and general commercial insurance in Hawaii. The Company distributes our insurance products through multiple channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Their insurance subsidiaries are rated “A” (Excellent) by A.M. Best Co. The Company is a subsidiary of the Great American Insurance Company, a property-casualty insurance subsidiary of American Financial Group, Inc. (NYSE: AFG; NASDAQ). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

In February 2005, the Company completed an initial public offering (IPO) in which it issued 3,350,000 shares and selling shareholders offered 1,074,000 shares at an initial offering price of $13.50 per share. Proceeds to the Company from the offering totaled approximately $40.4 million after deduction for the underwriting discount and offering expenses. Net proceeds were used to repay a loan from National Interstate’s majority shareholder, Great American Insurance Company and for other general corporate purposes.

Forward Looking Statements

This release may contain forward-looking statements that are subject to risks and uncertainties. Although National Interstate Corporation believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that could affect actual results are discussed in materials filed by National Interstate Corporation with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

Contact:	Mike Bourgon
VP – Investor Relations
(330) 659-8900
mike.bourgon@nationalinterstate.com

NATIONAL INTERSTATE CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data)

	At and for the three months March 31,
	2005	2004 (a)
Operating Data:
Gross premiums written	$103,577	$88,940

Net premiums written	$73,629	$56,492

Premiums earned	$43,177	$32,996
Net investment income	2,667	1,757
Net realized gains	115	692
Other income	2,044	1,781

Total revenues	48,003	37,226
Losses and loss adjustment expenses	26,067	19,898
Commissions and other underwriting expense	8,788	7,878
Other operating and general expenses	1,984	1,619
Interest expense	401	254

Total expenses	37,240	29,649

Income before income taxes	10,763	7,577
Provision for income taxes	3,608	2,594

Net income	$7,155	$4,983

Per Share Data:
Earnings per common share, basic	$.40	$.33
Earnings per common share, assuming dilution	.39	.32
Book value per common share, basic (at period end)	$6.23	$3.70
Weighted average number of common shares outstanding, basic	17,941	15,024
Weighted average number of common shares outstanding, diluted	18,199	15,379
Common shares outstanding at period end	18,965	15,024

GAAP Ratios:
Losses and loss adjustment expense ratio	60.4%	60.3%
Underwriting expense ratio	20.2%	23.4%

Combined ratio	80.6%	83.7%

Return on equity (c)	30.0%	37.9%

	At March 31, 2005	At December 31, 2004
Balance Sheet Data (GAAP):
Cash and investments	$290,914	$238,951
Reinsurance recoverable	68,911	63,128
Total assets	521,889	401,236
Unpaid losses and loss adjustment expenses	185,343	171,031
Long-term debt (b)	17,235	32,547
Total shareholders’ equity	$118,193	$72,789

Policyholder Surplus (Statutory)	$97,114	$92,124

(a)	2004 net income and earnings per share reflect a correction from amounts previously disclosed (refer to March 31, 2005 Form 10-Q).
(b)	Long-term debt at December 31, 2004 includes a $15 million loan from Great American Insurance Company that was paid in full in February 2005.
(c)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period.